QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

October 10, 2001

New Century Financial Corporation
18400 Von Karman Avenue
Suite 1000
Irvine, California 92612

Re:	Registration Statement on Form S-2

    At your request, we have examined the Registration Statement on Form S-2 filed by you on the date hereof with the Securities and Exchange Commission in connection with the registration, pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Abbreviated Registration Statement") of 500,000 additional shares of Common Stock, $0.01 par value per share (the "Additional Company Shares"), of New Century Financial Corporation, a Delaware corporation (the "Company"), and an additional 75,000 shares of Common Stock, $0.01 par value per share, of the Company that may be sold by the Company pursuant to an over-allotment option granted to the underwriters (the "Additional Over-Allotment Shares" and, together with the Additional Company Shares, the "Additional Shares").

    We have examined originals or copies of those corporate and other records and documents we considered appropriate. As to relevant factual matters, we have relied upon, among other things, the Company's factual representations in certificates provided to us. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. We are familiar with the proceedings heretofore taken, and with the additional proceedings proposed to be taken, by the Company in connection with the authorization and the issuance of the Additional Shares.

    On the basis of such examination, our reliance upon the assumptions in this opinion and subject to said proceedings being duly taken and completed by the Company as contemplated by the Abbreviated Registration Statement prior to the issuance of the Additional Shares, it is our opinion that the Additional Shares will be duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Additional Shares in the manner contemplated by the Abbreviated Registration Statement and the countersigning of the certificate or certificates representing the Additional Shares by a duly authorized signatory of the registrar for the Company's Common Stock or the book-entry of the Additional Shares in the name of The Depository Trust Company or its nominee, the Additional Shares will be validly issued, fully paid and nonassessable shares of Common Stock of the Company.

    The law covered by this opinion is limited to the present General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

    This opinion is furnished by us as counsel for the Company and may be relied upon by the Company only in connection with the transactions contemplated by the Abbreviated Registration Statement. It may not be used or relied upon by the Company for any other purpose or by any other person. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.

    We consent to the use of this opinion as an exhibit to the Abbreviated Registration Statement and further consent to the use of our name under the heading "Legal Matters" in the Prospectus which is incorporated by reference as a part of the Abbreviated Registration Statement from the Company's Registration Statement (File No. 333-66108) previously filed with the Commission.

Respectfully submitted,
/s/ O'MELVENY & MYERS LLP

O'MELVENY & MYERS LLP

QuickLinks

  Exhibit 5.1